Exhibit 99.1

MEDIA CONTACT:
Michael LaVelle	Bill Bartkowski
Chairman, Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
bartkowski@bluefirepartners.com

ANALYSTS INTERNATIONAL ANNOUNCES BOARD AND
MANAGEMENT CHANGES, NAMES JEFFREY BAKER PRESIDENT

LaVelle Named Board Chairman and Lang Chairman Emeritus;
Company Names David J. Steichen CFO

MINNEAPOLIS, June XX, 2004 — Analysts International Corporation (Nasdaq: ANLY) today announced that Michael J. LaVelle, President and Chief Executive Officer, has been elected Chairman of the Company’s Board of Directors, succeeding Frederick W. Lang, who was named Chairman Emeritus, and that David J. Steichen, who has served as Interim Chief Financial Officer since September of 2003, has been appointed Chief Financial Officer.  LaVelle continues as Chief Executive Officer.  In addition, the Company announced that Jeffrey P. Baker has joined the Company as its President, succeeding LaVelle.

“We are gratified to recognize Dave Steichen’s outstanding contributions and accomplishments with his appointment as Chief Financial Officer and extremely excited about the addition of Jeff Baker to the organization as our President” commented Mike LaVelle.

Baker, 41, is a founding partner, investor and director of several start-up companies and served from 1985 to 2002 with PricewaterhouseCoopers (PwC) where he was most recently a partner and member of the Executive Leadership Team for PwC Consulting.  During his tenure with PwC, Baker was directly responsible for strategy and corporate development of the firm’s worldwide management consulting and technology services.  As a member of the Executive Leadership Team, he oversaw the firm’s 1,300 partners and 32,000 staff members across 52 global territories.  In addition he advised some of the firm’s premier clients on large-scale M&A transactions.  Baker led the negotiations on behalf of PwC Consulting in connection with IBM’s 2002 acquisition of the firm, a transaction that was voted “Deal of the Year for 2002” by Institutional Investor Magazine.  He is a graduate of Texas A&M University and a Certified Public Accountant.

Mike LaVelle said, “Jeff has a stellar track record in the consulting sector and solid global business development experience.  As a key member of our senior management team, we look forward to Jeff’s contributions to our profitable growth.  His skills and expertise, which include the ability to sell, structure and deliver large scale engagements, blended with the continuing contributions of our Chief Operating Officer, John Bamberger, Penny Quist, our Senior Vice President of Business Development and Strategy and our CFO, David Steichen, give us a senior operating team that has never been stronger.”

Jeff Baker stated, “I am extremely pleased to join Analysts International at this key moment in the Company’s development.  The Company’s recent return to profitability and strong progress in building revenues in all areas of its business has set the stage for capitalizing on additional worldwide opportunities.  I’m very excited by those many opportunities and look forward to being a key partner with management and the Board.”

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the Company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The Company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.